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                                                                    Exhibit 99.1

                       GALILEO ELECTRO-OPTICS CORPORATION

                         1996 DIRECTOR STOCK OPTION PLAN


1.   PURPOSE

     The purpose of this 1996 Director Stock Option Plan (the "Plan") of Galileo Electro-Optics Corporation (the "Company") is to attract and retain qualified persons to serve as outside directors of the Company and to encourage stock ownership in the Company by such directors.

     The Plan is an amendment and restatement of the Company's 1989 Director Stock Option Plan (the "1989 Plan") and supersedes the 1989 Plan, the separate existence of which shall terminate on the effective date of the Plan. Nothing herein shall adversely affect the rights and privileges of holders of outstanding options under the 1989 Plan.


2.   ADMINISTRATION

     Grants of stock options under the Plan shall be automatic as provided in
Section 7. However, all questions of interpretation of the Plan or of any options issued under it shall be determined by the Board of Directors of the Company (the "Board"), and such determination shall be final and binding upon all persons having an interest in the Plan. Any or all powers vested in the Board under this Plan may be exercised by a committee consisting of three or more directors or other persons appointed by the Board.


3.   PARTICIPATION IN THE PLAN

     Directors of the Company who are not employees of the Company or any subsidiary of the Company shall be eligible to participate in the Plan.


4.   STOCK SUBJECT TO THE PLAN

     The maximum number of shares which may be optioned under the Plan shall be 200,000 shares of the Company's Common Stock, par value $.01 ("Common Stock"), subject to adjustment as provided in Section 12, including all shares of Common Stock available for issue under the 1989 Plan on the effective date of the Plan.

     If any option granted under the Plan (including any grant under the 1989
Plan) for any reason expires or terminates without having been exercised in full, the shares allocable to the unexercised portion of such option shall again become available for grant pursuant to the Plan.

     The Company shall at all times reserve such number of shares of Common Stock as will be sufficient to satisfy the requirements of the Plan.





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5.   NONSTATUTORY STOCK OPTIONS

     All options granted under the Plan shall be nonstatutory options not entitled to special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").


6.   FORM OF OPTIONS

     Each option granted under the Plan shall be evidenced by a written agreement substantially in the form of Exhibit A hereto or in such other form as the Board shall from time to time determine.


7.   GRANT OF OPTIONS

     Options to purchase 2,500 shares of Common Stock shall be granted to each director on that director's election at each annual meeting of shareholders held while this Plan remains in effect. Options shall be exercisable one year after the date of grant of the options, or earlier as provided in Section 8.

     No option may be exercised more than one year after the date of the optionee's termination as a director for any reason.


8.   ACCELERATION OF OPTIONS

     Notwithstanding any other provision of the Plan, all outstanding options shall become immediately exercisable and remain exercisable until they expire by their terms upon the termination of the optionee's service because of disability or death or in the event of a change in control of the Company. For purposes of the Plan, a change in control of the Company means a change in control of a nature that would be required to be reported in response to item 6(e) of
Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is in fact required to comply therewith; provided, that without limitation, such a change in control will be deemed to have occurred if:

     (i) any "person" (as such term is defined in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the stock of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities; or

     (ii) during any period of 24 consecutive months (not including any period prior to the effective date), individuals who at the beginning of such period constitute the Board and any director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraphs (i), (iii) or (iv) of this Section 8 whose election by the Board or nomination for election by the shareholders of the Company was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or





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     (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or
(b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as defined above) acquires more than 30% of the combined voting power of the Company's then outstanding securities; or

     (iv) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.


9.   EXERCISE PRICE; PAYMENT

     The exercise price of each option granted under the Plan shall be the fair market value of the Common Stock on the date of grant. Fair market value shall be the last sale price for the Common Stock on the business day next preceding the date of grant as reported by the Nasdaq National Market. However, if the Board determines that as a result of circumstances existing on any date, the use of such price is not a reasonable method of determining fair market value on that date, the Board may use such other method as it determines is reasonable.

     Options may be exercised only by written notice to the Company at its head office accompanied by payment of the full purchase price for the shares as to which they are exercised. The purchase price may be paid in cash, in shares of Common Stock which the optionee has then held for at least six months or purchased on the open market, or partly in cash and partly in such Common Stock. The value of shares delivered in payment of the purchase price shall be their fair market value, as determined above, as of the date of exercise. Upon receipt of such notice and payment, the Company shall promptly issue and deliver to the optionee (or other person entitled to exercise the option) a certificate or certificates for the number of shares as to which the exercise is made and for any number of shares delivered in payment of the purchase price to the extent that the total value of such shares so delivered (and any cash payment) exceeds the purchase price.


10.  OPTIONS NOT TRANSFERABLE

     To the extent required to qualify for the exemption provided by Rule 16b-3 under the Exchange Act, options granted under the Plan shall not be transferable by the optionee other than by will or the laws of descent and distribution and are exercisable during the optionee's lifetime only by the optionee or his guardian or legal representative. If then permitted by Rule 16b-3, options shall also be transferable pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act ("ERISA") or the rules thereunder.


11.  LIMITATION OF RIGHTS

     Neither the Plan, nor the granting of an option or any other action taken pursuant to the Plan, shall constitute an agreement or understanding that the Company will retain a director for any period of time, or at any particular rate of compensation.


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     An optionee shall have no rights as a shareholder with respect to the shares subject to options granted under the Plan until the date of the issuance of a stock certificate therefor, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such certificate is issued.


12.  CHANGES IN COMMON STOCK

     In the event of any merger, consolidation, reorganization, recapitalization, stock dividend, stock split, or other change in the corporate structure or capitalization affecting the Company's present Common Stock, appropriate adjustment shall be made in the maximum number (including the aggregate number specified in Section 4) and kind of shares or other securities subject to the Plan, and the number of shares and price per share of stock subject to outstanding options and kind of shares or other securities which are or may become subject to options granted or to be granted hereunder.


13.  EFFECTIVE DATE AND TERM OF THE PLAN

     The Plan shall become effective immediately upon approval by the shareholders of the Company by the affirmative vote of a majority of the shares of stock of the Company present, or represented, and entitled to vote at the 1996 Annual Meeting of shareholders. The Plan shall terminate 10 years after such approval.


14.  AMENDMENT OF THE PLAN

     The Board may amend, suspend or terminate the Plan at any time, provided that to the extent required to qualify the Plan or any other benefit plan of the Company for exemption under Rule 16b-3 (or any successor provision) under the Exchange Act, (i) no amendment may be made to change the designation of participants or the amount, price and timing of options granted hereunder other than as permitted by such rule and (ii) no amendment affecting the amount of Common Stock subject to options granted under the Plan, the exercise price of the options or the timing of grants may be made more than once every six months, other than to comport with changes in the Code, ERISA or the rules thereunder.


15.  GOVERNING LAW

     The Plan and options granted thereunder shall be governed by Delaware law.


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